Exhibit 2


[GRUBB & ELLIS LOGO]                                               MEDIA RELEASE



FOR IMMEDIATE RELEASE              CONTACT:  Greg Sherwood
                                             303.572.5592 or 303.898.0406 (cell)


              GRUBB & ELLIS COMPANY ANNOUNCES CORPORATE REALIGNMENT
                     DESIGNED TO STRENGTHEN CORE BUSINESSES


NORTHBROOK, IL (March, 17, 2003) -- Grubb & Ellis Company, (OTC Bulletin Board:
GBEL) one of the leading providers of integrated real estate services, today announced several management changes as part of a corporate realignment designed to better serve its clients by focusing on its transaction, management and strategic services businesses and global client capabilities.

     Barry M. Barovick, President and Chief Executive Officer, and Ian. Y. Bress, Chief Financial Officer, both resigned to pursue other opportunities. C. Michael Kojaian, the company's Chairman, will take a more active role in overseeing the company. Brian D. Parker has rejoined the company, replacing Bress as Chief Financial Officer.

     "These changes are designed to maximize Grubb & Ellis' effectiveness," Kojaian said. "We believe that our clients, employees and shareholders will be best served by streamlining our organization and directing new investment dollars to our core transaction and management services businesses."

     Richard Fulton, Executive Vice President Transaction Services, Eastern Region, and Robert H. Osbrink, Executive Vice President Transaction Services, Western Region, will share the responsibility of directing the firm's transaction services segment. The property and facility management services operations will report to Maureen A. Ehrenberg, Executive Vice President of Grubb & Ellis and President of Grubb & Ellis Management Services, Inc. Ehrenberg, Fulton, Osbrink and Parker will form the senior management team and oversee the day-to-day management of the firm, reporting to Kojaian.

     Gregory M. Sherwood, Executive Vice President, National Director, Transaction Services, was named Executive Vice President, Marketing and Corporate Communications. In this role, he will oversee the company's marketing, communications and training activities.

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GRUBB & ELLIS ANNOUNCES CORPORATE REALIGNMENT


     "Bob, Richard, Maureen and Brian are experienced real estate executives," Kojaian said. "They share a common belief that Grubb & Ellis should deliver a full array of global real estate services and that providing unmatched client service is key to our long-term success."

     Kojaian said he was especially pleased that Parker, who served as the company's Chief Financial Officer from 1996 to 2000, rejoined the firm. Most recently, Parker was President of Joplin Advisors, Inc., a management consulting firm. "Brian brings the operating expertise and financial acumen to aggressively guide our financial operations," he said.

     With more than 30 years of field experience, Fulton was named to his current position in August 2002. He is co-founder of Grubb & Ellis' Nashville affiliate, Grubb & Ellis|Centennial Inc, one of the largest real estate service companies in Tennessee. Osbrink joined the firm in 1988 as Vice President and Sales Manager of the company's Newport Beach, Calif., office. He was promoted to Regional Managing Director of the firm's five Los Angeles area offices in 1996 and became Regional Managing Director, Southwest Region, in 2000. Prior to joining Grubb & Ellis, he spent three years with The Irvine Company and other eight years as Vice President and General Manager at Cushman & Wakefield.

     Ehrenberg joined Grubb & Ellis in 1997 as Central Regional President and was named to her current position in 1998. Under her leadership, Grubb & Ellis Management Services has grown to be one of the nation's premier property and facilities management firms, with a substantial increase in trophy investment assets and large corporate facility management assignments.

     By combining the collective resources of more than 8,000 people in over 200 offices in 31 countries, Grubb & Ellis is one of the world's leading providers of integrated real estate services. The company provides a full range of real estate services, including transaction, management and consultative services, to users and investors worldwide through its domestic offices and affiliates, global strategic alliance with Knight Frank, one of the leading property consulting firms in Europe, Africa and Asia Pacific, and an affiliation with Canada's Avison Young. For more information, visit the company's Web site at www.grubb-ellis.com.


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